Exhibit 99.1

December 14, 2012

Dear Investor:

In accordance with the limited partnership agreement of the Behringer Harvard Short-Term Opportunity Fund I LP (the “Fund”), the Fund’s general partners annually provide the limited partners with an estimate of the amount a limited partnership unit holder would receive if the Fund properties were sold at their fair market values as of the close of the Fund’s fiscal year, and the proceeds from the sale of the properties (without reduction for selling expenses), together with other assets of the Fund, were distributed in a liquidation of the Fund.

On December 14, 2012, Behringer Harvard Advisors II LP, the Fund’s co-general partner, adopted a new estimated value per limited partnership unit. As part of the general partner’s valuation process, and as required by the Fund’s limited partnership agreement, the general partner has obtained the opinion of an independent third party, Robert A. Stanger & Co., Inc., a nationally recognized valuation and appraisal firm specializing in real estate, REITs and direct participation programs, that the estimated valuation is reasonable and was prepared in accordance with appropriate methods of valuing real estate.

Increase in Estimated Value Per Unit

The new estimated valuation per unit increased to $1.93 as of December 14, 2012, and is reflected on your investor statement for the fourth quarter of 2012. This new estimated per-unit valuation compares with $0.40 established as of December 29, 2011.

A number of factors affected the 2012 estimated per-unit value compared with 2011, including:

•	During 2012, the Fund sold two properties: 1221 Coit Road and 250/290 John Carpenter. Also, the Fund entered into deed-in-lieu of foreclosure agreements on the Cassidy Ridge Condominiums and Palomar Residences under which ownership of these properties was transferred to the lenders in full settlement of the outstanding debt.
•	The resolution of deficiencies on defaulted loans, at no cost to the Fund, related to Cassidy Ridge and Palomar Residences, which were subsequently disposed of in 2012, as noted above. These loan deficiencies had a negative impact on the 2011 valuation of approximately $15.6 million.
•	An increase in the Fund’s cash and cash equivalents as a result of the asset sales discussed above.
•	Value was ascribed to the back-end promoted interests related to Landmark I & II and to 5050 Quorum, which were sold in 2011. No value was ascribed to these promoted interests in the 2011 valuation.

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The estimated per-unit value may not reflect the amount you would obtain if you were to sell your units or if we liquidated our assets – the proceeds from such actions could possibly be higher or lower than the estimated per-unit value. For a detailed description of the valuation methodologies used by the Fund’s general partner and other limitations related to the estimated valuation, please refer to our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 14, 2012, a copy of which is available without charge at sec.gov or behringerharvard.com.

Disposing of the Fund’s Remaining Assets

The Fund is in the disposition phase of its two remaining assets – Hotel Palomar Dallas and five acres of land remaining at 1221 Coit Road – and plans to wind up operations over approximately the next two to three years (notwithstanding the final resolution of the back-end promoted interests on the eventual sale by the new owners of the properties discussed above). As is typical in the commercial real estate industry, the original purchases of the portfolio properties were financed using leverage. Thus, as these dispositions are made, the debt associated with the properties must first be repaid before any remaining proceeds are returned to investors. Given the continued challenges in many sectors of the real estate markets, we do not expect that investors will fully recover their original $10 per unit investment. Since inception, the Fund has paid $2.12 per unit in total distributions, including both recurring monthly and special distributions.

Taking Steps to Improve Value

The economic stresses of recent years have prevented us from achieving our original underwriting assumptions, as a number of key variables, such as leasing activity, growth in rental rates, occupancy rates, lack of suitable financing to provide liquidity to consummate lease transactions, and ultimately asset values, have failed to meet our forecasts. In response, we have focused on capital conservation, debt extensions and restructurings, reduction of operating expenses, and enhanced management of lease renewals and re-tenanting. In addition, through September 30, 2012, the Fund’s sponsor has provided approximately $57 million of total financial support (including loans, accrued interest, fee deferrals and waivers) to the Fund, which equates to approximately 52% of the original capital raise. Of this total financial support, approximately $41 million, or 71%, has been forgiven or permanently waived by the sponsor and equates to 37% of the original capital raise.

As we enter a new year, we are continuing to identify and evaluate opportunities to conserve capital, enhance property values, and reduce expenses, including the possible conversion to a liquidating trust structure. Thank you for your support of our efforts as we strive to perform in the challenging environment.

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Sincerely,

Michael J. O’Hanlon	Robert M. Behringer
President and CEO	Co-General Partner and Chairman
Behringer Harvard Advisors II LP, Co-General Partner	Behringer Harvard Advisors II LP

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  Behringer Harvard Short-Term Opportunity Fund I LP (the “Fund”) cautions investors not to place undue reliance on forward-looking statements, which reflect the Fund’s management’s view only as of the date of this letter.  The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Fund’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC.  The Fund’s filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for the Fund at www.behringerharvard.com.

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